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                                                                     EXHIBIT 8.1

WILLKIE FARR & GALLAGHER

March 18, 1994

California Energy Company, Inc. 10831 Old Mill Road Omaha, Nebraska 68154

Ladies and Gentlemen:

We have acted as counsel to California Energy Company, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 33-52439) (as amended, the "Registration Statement") relating to the offer and sale of Senior Discount Notes due 2004 of the Company (the "Notes") to be issued under an Indenture to be entered into by the Company and IBJ Schroder Bank & Trust Company, as Trustee, and sold pursuant to the terms of an underwriting agreement to be executed by the Company and Lehman Brothers Inc., Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. (the "Underwriters"). We have been asked to provide an opinion concerning the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Notes in support of the discussion that appears under the caption "Certain Federal Income Tax Considerations" in the Registration Statement (the "Tax Discussion").

We have examined copies of the Certificate of Incorporation and By-Laws of the Company, and the amendments thereto, the Registration Statement, all resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, we are of the opinion that the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Notes should be as described in the Tax Discussion, and we hereby incorporate such discussion as if it were set forth in full herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

Very truly yours,